Exhibit (a)(1)(E)

[Comverse Technology, Inc. Logo]

Offer To Amend Eligible Options

NOTICE OF RECEIPT OF ELECTION FORM

(PRE–EXPIRATION TIME)

To	[NAME]
From	Comverse Technology, Inc.
Subject	Notice of Receipt of Election Form (Pre-Expiration Time)
Date

Under the terms of the Comverse Offer to Amend Eligible Options (the “Offer to Amend”), we have received your Election Form and you have elected the following:

Eligible Option (Grant Number)	Original Date of Grant	Original Option Exercise Price per share ($)	Shares Subject to Eligible Portion (#)	Elect to Amend Entire Eligible Portion and Receive Cash Payment	FMV per share on Revised Grant Date (Measurement Date Price Per Share)* ($)	Maximum Cash Payment (Aggregate Price Differential), if any* ($)
		$		☐ Yes	$	$
☐ No
		$		☐ Yes	$	$
☐ No
		$		☐ Yes	$	$
☐ No
		$		☐ Yes	$	$
☐ No
		$		☐ Yes	$	$
☐ No

_____________________

*

Please note that the Price Differential represents only the maximum cash amount per share that Eligible Optionees may be eligible to receive under the terms of the Offer and that under the terms of the Offer Eligible Optionees may be ultimately entitled to a lower Cash Payment or none at all, depending on the fair market value of Comverse common stock on the expiration date of the Offer. In addition, any required Cash Payment will be made subject to applicable tax withholding. If Eligible Optionees elect to have the exercise price of the Eligible Portion(s) of their Eligible Option amended pursuant to the terms of the Offer, the New Exercise Price per share of the Amended Options will be equal to the lesser of the fair market value per share of the underlying Comverse common stock on (i) the Eligible Option’s measurement date that was determined for accounting purposes (the “Measurement Date Price Per Share”), or (ii) the expiration date of the Offer. If the New Exercise Price is higher than the original exercise price of an Eligible Portion of your Eligible Option, you will also receive a Cash Payment with respect to such Amended Option equal to the difference between the increased New Exercise Price of the Amended Option and the original exercise price of each Eligible Portion of an Eligible Option multiplied by the total number of shares (including unvested shares) subject to the Eligible Portion, less applicable tax withholding. If any Cash Payment is required to be made under the terms of the Offer, we intend to extend the Expiration Time of the Offer to 5:30 p.m., Eastern Time, on December 31, 2008 and pay such Cash Payment promptly after

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the expiration of the Offer as required under applicable securities laws. However, in compliance with the applicable provisions of Section 409A, no Cash Payment will be made before January 1, 2009. If the New Exercise Price is lower than the original exercise price of an Eligible Portion of your Eligible Option, you will not be entitled to receive any Cash Payment. Capitalized terms not otherwise defined in this form shall have the meaning set forth in the Offer to Amend.

We strongly encourage you to keep a copy of this page for your records.

You may change your election at any time before 5:30 p.m., Eastern Time, on December 18, 2008 (or a later expiration date if Comverse extends the Offer) by submitting a new later dated Election Form to D.F. King & Co., Inc., the Tender Agent for this Offer (the “Tender Agent”), by hand delivery, mail, overnight delivery, facsimile or email. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offer to Amend.

Note: Your most recent Election Form submitted to the Tender Agent before the Expiration Time will be the form considered for acceptance by Comverse.

A Final Election Confirmation Statement will be forwarded to you within three business days following the Expiration Time. The Final Election Confirmation Statement should contain the same information as the most recent Notice of Receipt of Election Form that you previously received from the Tender Agent.

In the event that you do not receive the Final Election Confirmation Statement confirming your election in the time frame so described, please contact the Tender Agent and send your printed copies of your Election Form(s), email delivery receipt(s) (if applicable) and any Notice of Receipt of Election Form(s) that you did receive to the Tender Agent to evidence proper and timely submission of your election(s).

Please note that our receipt of your Election Form and your receipt of this Notice of Receipt of Election Form are not by themselves an acceptance of your election. Your Eligible Option is not deemed amended pursuant to the terms and conditions of the Offer until you receive a Final Election Confirmation Statement from us after the Expiration Time (or such later time if the Offer is extended).

The Tender Agent for the Offer is:

D.F. King & Co., Inc.

By Hand, Mail or Overnight Delivery: D.F. King & Co., Inc. Attn: Mark Fahey 48 Wall Street, 22nd Floor New York, New York 10005	By E-mail: comverse@dfking.com By Facsimile: (212) 809-8838 To Confirm Receipt Please Call: (212) 493-6996

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